                                                                     EXHIBIT 5.1


                          Opinion of Cooley Godward LLP


April 2, 1999

Stac Software, Inc.
12636 High Bluff Drive
San Diego, CA  92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Stac Software, Inc. of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of up to 7,867,148 shares of the Company's Common Stock, $.001 par value (the "Plan Shares"), including (i) 7,373,363 shares pursuant to the Company's 1992 Stock Option Plan, as amended and (ii) 493,785 shares pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan, as amended (collectively, the "Plans").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plans, the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Plan Shares, when sold and issued in accordance with the Registration Statement and the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/  Thomas A. Coll